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                                                                    EXHIBIT 99.2



                       PRIMUS KNOWLEDGE SOLUTIONS, INC.

                  NONQUALIFIED STOCK OPTION LETTER AGREEMENT



TO:      Kristopher Klein

         We are pleased to inform you that you have been selected by the Company to receive a stock option (the "Option") to purchase shares (the "Option Shares") of the Company's Common Stock.

         The terms of the Option are as set forth in this Agreement and the Change of Control Agreement, a copy of which is attached as Exhibit A hereto, and to the extent not inconsistent with this Agreement or with the Change of Control Agreement, shall be the same as the terms described in the Company's 1999 Stock Incentive Compensation Plan (the "Plan"), a copy of which is attached hereto as Exhibit B.

         The most important terms of the Option are summarized as follows:

             Grant Date:                   May 31, 2000
             Number of Shares:             125,000
             Exercise Price:               $28.125 per share
             Expiration Date:              May 31, 2010
             Type of Option:               Nonqualified Stock Option ("NSO")

         Vesting and Exercisability: The Option will vest and become exercisable according to the following schedule:

         Date On and After Which Option is    Portion of Total Option Which Is
               Vested and Exercisable              Vested and Exercisable

                    May 31, 2001                             25%

          Each one-month period completed             An additional 1/48
                     thereafter

                    May 31, 2004                            100%

         Method of Exercise: You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of shares of Common Stock for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

         Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Board determines otherwise, by (a) tendering (either actually or
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by attestation) shares of Common Stock held by you for a period of at least six months having a fair market value on the day prior to the date of exercise equal to the exercise price (you should consult your tax advisor before exercising the Option with stock you received upon the exercise of an ISO); (b) if and so long as the Common Stock is registered under the Securities Exchange Act of 1934, as amended, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price; or (c) such other consideration as the Board may permit.

     Withholding Taxes: As a condition to the exercise of any portion of the Option that is treated as a nonqualified stock option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Board determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld (up to the minimum required federal tax withholding rate). The Company may also deduct from the shares to be issued upon exercise any other amounts due from you to the Company.

     Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Option may be exercised by a designated beneficiary or the personal representative of your estate.

     Termination of Option: The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company. It is your responsibility to be aware of the date your Option terminates. The vested portion of the Option will terminate automatically and without further notice on the earliest of the following dates:

               (a) three months after termination of your employment or service relationship with the Company for any reason other than Disability or death;

               (b) one year after termination of your employment or service relationship with the Company by reason of Disability or death; or

               (c)  the Expiration Date;

except, that if the Company terminates your services for Cause you will forfeit the unexercised portion of the Option, including vested and unvested shares, on the date the Company notifies you of your termination. If you die while the Option is exercisable, the Option may be exercised until one year after the date of death or the Expiration Date, whichever is earlier.

     Registration: At the present time, the Company has an effective registration statement with respect to the Option Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are

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very limited and might be unavailable. By accepting the Option, you hereby acknowledge that you have read and understand Section 15.3 of the Plan.

          Binding Effect: This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

          Limitation on Rights; No Right to Future Grants; Extraordinary Item of
Compensation: By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (c) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (d) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (e) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Change of Control Agreement, the Plan or this Agreement; (f) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (g) that if the underlying Option Shares do not increase in value, the Option will have no value.

          Employee Data Privacy: By entering this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

          Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

                                    Very truly yours,

                                    PRIMUS KNOWLEDGE SOLUTIONS, INC.



                                    By:   /s/ Michael A. Brochu
                                          ---------------------
                                          Michael A. Brochu
                                    Its:  President and Chief Executive Officer


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